As filed with the Securities and Exchange Commission on March 27, 2008
Registration Statement No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FREESEAS INC.
(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands	4412	Not Applicable

(State or other jurisdiction of incorporation)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification No.)
89 Akti Miaouli & 4 Mavrokordatou Street, 18538, Piraeus, Greece
011-30-210-452-8770

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Broad and Cassel
Attention: A. Jeffry Robinson, P.A.
2 S. Biscayne Boulevard, 21st Floor
Miami, Florida 33131
Telephone: (305) 373-9400
Facsimile: (305) 995-6402

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Copies to:
A. Jeffry Robinson, P.A.
2 S. Biscayne Boulevard, 21st Floor
Miami, Florida 33131
Telephone: (305) 373-9400
Facsimile: (305) 995-6402
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.:  ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐
(cover continued on the following page)

CALCULATION OF REGISTRATION FEES

		Proposed	Proposed
	Amount	Maximum	Maximum		Amount of
Title of Each Class of	to be	Offering Price Per	Aggregate		Registration
Securities to be Registered(1)	Registered(2)	Share(3)	Offering Price		Fee
Primary Offering:
Common Stock, par value US$0.001 per share(4)
Preferred Stock, par value US$0.001 per share
Debt Securities(5)
Warrants
Rights
Purchase Contracts
Units
Total Primary Offering			$200,000,000.00	(4)	$7,860.00
Secondary Offering:
Common Stock, par value US$0.001 per share	4,830,193	$5.435	$26,252,098.96		$1,031.74
Total			$226,252,098.06		$8,891.74

(1)	These offered securities may be sold separately, together or as units with other offered securities.

(2)	Such indeterminate number or amount of Registrant’s common stock, preferred stock, debt securities, warrants, rights, purchase contracts or units as may, from time to time, be issued at indeterminate prices, in U.S. dollars or the equivalent thereof denominated in foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units). In no event will the aggregate maximum offering price of all securities issued pursuant to this registration statement exceed $200,000,000.00, or if any debt securities are issued with original issue discount, such greater amount as will result in an aggregate offering price of $200,000,000. In addition, up to 4,830,193 shares of our common stock may be sold from time to time pursuant to this registration statement by the selling shareholders named herein.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(4)	Pursuant to Rule 457(o) under the Securities Act of 1933, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price. The aggregate public offering price of securities sold will not exceed $200,000,000.00 (see Note 2 above). Unless otherwise indicated in an amendment to this filing, separate consideration will be received for common stock or debt securities that are issued upon conversion or exchange of debt securities or preferred stock registered hereunder. Subject to Note 2, includes such determinate amount of debt securities and common stock as may be issued upon conversion or exchange of any other securities registered hereunder that provide for conversion or exchange into debt securities or common stock.

(5)	Subject to Note 2, such indeterminate principal amount of debt securities (which may be senior or subordinated).
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 27, 2008
PROSPECTUS
FREESEAS INC.
     Through this prospectus, we may periodically offer:
(1)	our common stock,

(2)	our preferred stock,

(3)	our debt securities,

(4)	our warrants,

(5)	our rights,

(6)	our purchase contracts, and

(7)	our units.
     In addition, the selling shareholders named in the section “Selling Shareholders” may sell in one or more offerings pursuant to this registration statement up to 4,830,193 shares of our common stock that were previously acquired by them in private transactions. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.
     The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.
     Our common stock is currently listed on the NASDAQ Global Market under the symbol “FREE.”
     The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
     An investment in these securities involves risks. See the section entitled “Risk Factors” on page 9.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________________, 2008

     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering securities and soliciting offers to buy securities only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus and information incorporated by reference into this prospectus is accurate only as of the date of the documents containing the information.

FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:
•	our future operating or financial results;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•	drybulk shipping industry trends, including charter rates and factors affecting vessel supply and demand;

•	our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our ability to pay dividends in the future;

•	availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

•	our expectations about the availability of vessels to purchase or the useful lives of our vessels;

•	our ability to leverage to our advantage our manager’s relationships and reputation in the drybulk shipping industry;

•	changes in seaborne and other transportation patterns;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from future litigation and incidents involving our vessels;

•	global and regional political conditions;

•	acts of terrorism and other hostilities; and

•	other factors discussed in the section titled “Risk Factors.”
     We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which we refer you in this prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process, relating to the common stock, preferred stock, debt securities, warrants, rights, purchase contracts, and units described in this prospectus. Certain selling shareholders referred to in this prospectus and identified in supplements to this prospectus may also offer and sell shares of our common stock under this prospectus. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $200,000,000.00. The selling shareholders may sell up to 4,830,193 shares of common stock in one or more offerings. We and each of our executive officers and directors and certain shareholders executed lock-up agreements with respect to our common stock and securities convertible into, or exercisable for, our common stock in connection with the public offering we completed in October 2007. Neither we nor our executive officers, directors or shareholders who executed such lock-up agreements will sell or offer to sell any common stock or securities convertible into, or exersizable for, our common stock under this prospectus or any prospectus supplement before the expiration of these lock-up agreements on April 22, 2008.
     This prospectus provides you with a general description of the securities we may offer and those offered by our selling shareholders. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus forms a part.
     Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
     Unless the context otherwise requires, the term(s) “FreeSeas,” “Company,” “we,” “us” and “our” refer to FreeSeas Inc. and our subsidiaries.
     Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with the U.S. generally accepted accounting principles.
     We use the term “deadweight tons,” or “dwt,” in describing the capacity of our drybulk carriers. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. For the definition of certain shipping terms used in this prospectus, see the “Glossary of Shipping Terms” on page 52 of this prospectus. Drybulk carriers are categorized as Handysize, Handymax, Panamax and Capesize. The carrying capacity of a Handysize drybulk carrier ranges from 10,000 to 39,999 dwt and that of a Handymax drybulk carrier ranges from 40,000 to 59,999 dwt. By comparison, the carrying capacity of a Panamax drybulk carrier ranges from 60,000 to 79,999 dwt and the carrying capacity of a Capesize drybulk carrier is 80,000 dwt and above.

ABOUT OUR COMPANY
     Our Company
     We are an international drybulk shipping company incorporated on April 23, 2004 under the laws of the Republic of the Marshall Islands with headquarters in Piraeus, Greece. We are currently focusing on the Handysize and Handymax sectors, which we believe will enable us to transport a wider variety of cargoes and pursue a greater number of chartering opportunities than if we owned larger vessels. We may, however, acquire larger drybulk vessels if market conditions warrant.
     Our existing fleet consists of four Handysize vessels and one Handymax vessel that carry a variety of drybulk commodities, including coal, grains, and iron ore which are referred to as “major bulks,” as well as bauxite, phosphate, fertilizers, steel products, sugar and rice, or “minor bulks.” In order to expand and renew our fleet, on May 1, 2007, we entered into memoranda of agreement to purchase from unaffiliated parties the M/V Free Hero, a 1995-built secondhand Handysize vessel that was delivered on July 3, 2007, and the M/V Free Jupiter, a 2002-built secondhand Handymax vessel that was delivered on September 5, 2007, for a total purchase price of $72.25 million. On August 20, 2007, we entered into another memorandum of agreement to purchase from an unaffiliated third party the M/V Free Goddess, a 1995-built secondhand Handysize vessel that was delivered on October 30, 2007 for a total purchase price of $25.20 million. On January 22, 2008, we entered into memoranda of agreement to purchase from affiliated parties the M/V Free Impala, a 1997-built secondhand Handysize vessel which we expect will be delivered at the end of March 2008, and the M/V Free Knight, a 1998-built secondhand Handysize vessel which was delivered on March 19, 2008, for a total purchase price of $76.75 million. On March 10, 2008, we entered into a memorandum of agreement to purchase from an unaffiliated party the M/V Free Lady, a 2003-built secondhand Handymax vessel for a total purchase price of $65.2 million. We expect this vessel to be delivered between June and July 2008. We refer to the M/V Free Lady and the M/V Free Impala together with our existing vessels, the M/V Free Destiny, the M/V Free Envoy, the M/V Free Hero, the M/V Free Jupiter, the M/V Free Goddess and the M/V Free Knight as our fleet.
     As a result of the acquisition of the M/V Free Hero, the M/V Free Jupiter and the M/V Free Goddess in 2007, the aggregate dwt of our fleet was approximately 145,704 dwt, the book value of our fleet is approximately $108.0 million, and the average age of our fleet is approximately 16.5 years. Upon completion of the acquisition of the M/V Free Impala, the M/V Free Knight and the M/F Free Lady, the aggregate dwt of our fleet will be approximately 244,172 dwt, the book value of our fleet will be approximately $248.0 million and the average age of our fleet will be approximately 13.6 years.
     We have contracted the management of our fleet to Free Bulkers, S.A., or Free Bulkers, a company owned by Ion G. Varouxakis, our chairman, chief executive officer and president. Free Bulkers provides technical management of our fleet, accounting services and office space and has subcontracted the charter and post-charter management of our fleet to Safbulk Pty Ltd., or Safbulk, a company controlled by the Restis family. We believe that Safbulk has achieved a strong reputation in the international shipping industry for efficiency and reliability that should create new employment opportunities for us with a variety of well known charterers. While Safbulk is responsible for finding and arranging charters for our vessels, the final decision to charter our vessels remains with us.

     Our Fleet
     The following table details the vessels in our fleet:

Vessel		Year	Vessel		Purchase	Delivery
Name	Dwt	Built	Type	Employment	Price	Date
Free Destiny	25,240	1982	Handysize	75-day time charter through mid-May 2008 at $27,500 per day	$7.60 million	August 3, 2004
Free Envoy	26,318	1984	Handysize	One-year time charter through April 2008 at $17,000 per day	$9.50 million	September 20, 2004
Free Hero	24,318	1995	Handysize	Balance of time charter through December 2008/February 2009 at $14,500 per day	$25.25 million	July 3, 2007
Free Jupiter	47,777	2002	Handymax	Three-year time charter through February 2011 at $32,000 per day for first year, $28,000 per day for second year, and $24,000 per day for third year	$47.00 million	September 5, 2007
Free Goddess	22,051	1995	Handysize	Two-year time charter through November 2009 at $19,250 per day	$25.20 million	October 30, 2007
Free Knight	24,111	1998	Handysize	One-year time charter at $31,500 per day commencing at delivery	$39.25 million	March 19, 2008
Acquisitions pending:
Free Impala	24,111	1997	Handysize	One-year time charter at $31,500 per day commencing at delivery	$37.50 million	March 2008
Free Lady	50,246	2003	Handymax	No employment currently in place	$62.5 million	June - July 2008
     Upon completion of the acquisition of the M/V Free Impala, the M/V Free Knight and the M/V Free Lady, the aggregate dwt of our fleet will be approximately 244,172 dwt, the book value of our fleet will be approximately $248.0 million and the average age of our fleet will be approximately 13.6 years.
     Our Competitive Strengths
     We believe that we possess the following competitive strengths:
•	Experienced Management Team. Our management team has significant experience in commercial, technical, operational and financial areas of our business and has developed relationships with leading charterers, ship brokers and financial institutions. Since 1997, Ion G. Varouxakis, our chairman, chief executive officer and president has served in various management roles for shipping companies in the drybulk sector. Dimitris Papadopoulos, who became our chief financial officer in May 2007, served from 1975 to 1991 as financial and administrative vice president in charge of, among other things, the shipping interests of the owners of Archirodon Group, Inc.

•	Affiliation with Leading Shipping Group. In January 2007, FS Holdings Limited, an entity controlled by the Restis family, acquired 2,108,782 shares of our common stock. As February 29, 2008, F.S. Holdings Limited owned 2,808,782 shares of our common stock. The Restis family has been engaged in the international shipping industry for more than 40 years and their interests include ownership and operation of more than 60 vessels in several segments of the shipping industry, as well as cargo and chartering interests. The Restis family group is regarded as one of the largest independent ship-owning and management groups in the shipping industry. Our management believes that affiliation with and access to the resources of companies controlled by the Restis family commercially enhances the operations of our fleet, our ability to obtain employment for our vessels and our ability to obtain more favorable financing.

•	Strong Customer Relationships. Through Free Bulkers, our ship management company, and Safbulk, a Restis family controlled management company, we have established customer relationships with leading charterers around the world, such as major international industrial companies, commodity producers and traders and a number of chartering brokerage houses. Free Bulkers has subcontracted the charter and post-charter management of our fleet to Safbulk. We believe that the established customer base and the reputation of our fleet managers will enable us to secure favorable employment for our vessels with well known charterers.

•	Stable Cash Flow from Well-Established and Reputable Charterers. A majority of the vessels in our fleet will be initially employed on time charters to well-established and reputable charterers. We believe these time charters will provide us with steady cash flow and high vessel utilization rates while limiting our exposure to freight rate volatility.

•	Efficient Operations. Through Free Bulkers, we believe that we have established a strong track record in the technical management of drybulk carriers, which has enabled us to maintain cost-efficient operations. We actively monitor and control vessel operating expenses while maintaining the high quality of our fleet through regular inspections, proactive maintenance programs, high standards of operations, and retaining and training qualified crew members.

Our Business Strategy

The following are highlights of our business strategy:

•	Leveraging our Strategic Relationships. Free Bulkers, Safbulk, the Restis family and their affiliates have extensive experience and relationships in the ship brokerage and financial industries as well as directly with industrial charterers and commodity traders. We plan to use these relationships to identify chartering and acquisition opportunities and make available to us sources of additional financing, make contacts, and gain market intelligence.

•	Handysize and Handymax Focus. Our fleet of drybulk carriers will consist of Handysize and Handymax vessels. Based on the relatively low number of drybulk newbuildings on order in these categories, we believe there will be continued high demand for such vessels. Handysize and Handymax vessels are typically shallow-drafted and equipped with onboard cranes. This makes Handysize and Handymax vessels more versatile and able to access a wider range of loading and discharging ports than larger ships, which are unable to service many ports due to their size or the local port infrastructure. Many countries in the Asia Pacific region, including China, as well as countries in Africa and South America, have shallow ports. We believe that our vessels, and any Handysize or Handymax vessels that we acquire, will enable us to transport a wider variety of cargoes and to pursue a greater number of chartering opportunities than if we owned larger drybulk vessels. Handysize and Handymax vessels have also historically achieved greater charter rate stability than larger drybulk vessels.

•	Renew and Expand our Fleet. We intend to continue growing our fleet in a disciplined manner through acquisition of well-maintained, secondhand vessels, preferably up to 15 years old. We perform technical review and financial analysis of each potential acquisition and only purchase vessels as market conditions and opportunities warrant. We are focused on purchasing such vessels, because we believe that secondhand vessels, when operated in a cost-efficient manner, should provide significant value given the prevailing charter rate environment and currently provide better returns as compared to newbuildings. Furthermore, as part of our fleet renewal, we will continue to sell vessels when we believe it is in the best interests of FreeSeas and our shareholders.

•	Maintain Balanced Time Charter Employment. We intend to strategically deploy a substantial portion of our fleet under time charter employment and our remaining vessels under spot charter. We actively pursue time charter coverage to provide steady cash flow to cover a substantial portion of our fleet’s fixed costs. We intend to deploy part of our fleet through spot charters depending on our view of the direction of the markets and other tactical or strategic considerations. We believe this balanced employment strategy will provide us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot charter market during periods of rising charter rates.

•	Use of Flexible Financial Strategy. We will use a combination of bank debt, cash flow and proceeds from equity offerings to fund our vessel acquisitions. We assess the level of debt we will incur in light of our ability to repay that debt based on the level of cash flow we expect to generate pursuant to our chartering strategy and our operating cost structure. We expect that the maintenance of a reasonable ratio of debt to total capitalization will increase our ability to borrow funds to make additional vessel acquisitions while maintaining our ability to pay dividends to our shareholders.

•	Pay Quarterly Dividends. We intend to distribute a portion of our available cash from operations as quarterly cash dividends to our shareholders in February, May, August and November of each year. In February 2008, our Board of Directors declared a $0.175 per share dividend. We currently expect that this dividend will be followed by a quarterly dividend of $0.175 per share in each of the following three quarters. See “Forward-Looking Statements.”
     Our Dividend Policy
     We intend to distribute a portion of our available cash from operations as quarterly cash dividends to our shareholders in February, May, August and November of each year. In February 2008, our Board of Directors declared a $0.175 per share dividend. We currently expect that this dividend will be followed by a quarterly dividend of $0.175 per share in each of the following three quarters. The future declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will be dependent upon our earnings, financial position, cash requirements and availability, fleet renewal and expansion, and restrictions in our loan agreements, as well as the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors.
     We may not have sufficient funds with which to pay dividends at all or at the anticipated frequency or amount set forth in this prospectus. Alternatively, even if we have sufficient funds available, our board of directors may determine to devote those funds to internal uses rather than to the payment of dividends. See “Risk Factors” for a discussion of certain risks related to our ability to pay dividends.
     Drybulk Shipping Industry Trends
     The maritime shipping industry is fundamental to international trade with ocean-going vessels representing the most efficient and often the only method of transporting large volumes of many essential drybulk commodities, finished goods as well as crude oil and refined petroleum products between the continents and across the seas. It is a global industry whose performance is closely tied to the level of economic activity in the world.

     Drybulk cargoes are used in many basic industries and in construction, and can be divided into major bulk commodities and minor bulk commodities. Major bulk commodities include iron ore, coal and grains. Minor bulk commodities include a wide variety of commodities, such as forest products, iron and steel products, fertilizers, agricultural products, non-ferrous ores, minerals and petcoke, cement, other construction materials and salt. Grains include wheat, coarse grains and soybeans.
     According to Maritime Strategies International Ltd., or MSI, since the fourth quarter of 2002, the drybulk shipping industry has experienced the highest charter rates and vessel values in its modern history due to the favorable imbalance between the supply of drybulk carriers and demand for drybulk seaborne transportation. After reaching a peak in mid-2005, however, vessel values decreased during 2005 and the first half of 2006; since July 2006, the value of secondhand vessels has risen sharply approaching new historical record high levels by the end of 2007 and early 2008 as ship owners seek to increase the size of their fleets to benefit from the rise in trade.
     With respect to drybulk shipping, factors that affect the supply of drybulk carriers and demand for transportation of drybulk cargo include:
Supply:
•	The average delivery lag for a new vessel is about three years, limiting the number of new drybulk carriers that will enter the market in coming years. As of June 2007, newbuilding orders had been placed for an aggregate of more than 34% of the current global drybulk fleet, with deliveries expected during the next three to four years; and

•	Port congestion worldwide as a result of increased shipping activity has increased the number of days vessels are waiting to load or discharge their cargo, effectively reducing the number of drybulk carriers that are available for hire at any particular time.
Demand:
•	In general, the effects of the expansion of world trade and increasing global production and consumption have driven the strong demand for ships; and

•	China has helped drive demand for drybulk carriers as its economy continues to grow at a remarkable level. This has resulted in growing iron ore imports and steel production.
     We cannot offer assurances as to charter rates or vessel values in any period or that the industry trends described above will continue following the completion of this offering.
     Our Fleet Manager
     We contract the technical and commercial management of our vessels to Free Bulkers, a Marshall Islands corporation owned by Ion G. Varouxakis, our chairman, chief executive officer and president. Free Bulkers has a separate management contract with each of our ship-owning subsidiaries and provides a wide range of services at a fixed fee per vessel basis. These services include vessel operations, maintenance, regulatory compliance, crewing, supervising dry-docking and repairs, arranging insurance for vessels, vessel supplying, advising on the purchase and sale of vessels, and performing certain accounting and other administrative services, including financial reporting and internal controls requirements. Free Bulkers has subcontracted the charter and post-charter management of our fleet to Safbulk. Safbulk is an entity affiliated with one of our principal shareholders, FS Holdings Limited, which is controlled by the Restis family. Safbulk has been chartering bulk carriers, ranging in size from 25,000 to 175,000 dwt, both owned by it (as many as 20 vessels) and owned by third parties (as many as 70 vessels), since 1965. We believe that the experience and reputation of Safbulk, and its long-standing relationships with charterers and charter brokers in all parts of the world should enhance the commercial operation of our fleet and our ability to obtain employment for our fleet. We believe that using Free Bulkers and Safbulk to perform these functions should provide us experienced technical and commercial management for our fleet and enable us to better manage our costs.

     Our Corporate History
     We were incorporated on April 23, 2004 by Ion G. Varouxakis, our chairman, chief executive officer and president, and two other co-founding shareholders under the name “Adventure Holdings S.A.” pursuant to the laws of the Republic of the Marshall Islands to serve as the parent holding company of our ship-owning entities. On April 27, 2005, we changed our name to “FreeSeas Inc.”
     On December 15, 2005, we completed a merger with Trinity Partners Acquisition Company Inc., a blank check company formed to serve as a vehicle to complete a business combination with an operating business. At the time of the merger we owned three drybulk carriers, the M/V Free Destiny, the M/V Free Envoy and the M/V Free Fighter. Under the terms of the merger, we were the surviving corporation. Each outstanding share of Trinity’s common stock and Class B common stock was converted into the right to receive an equal number of shares of our common stock, and each Trinity Class W warrant and Class Z warrant was converted into the right to receive an equal number of our Class W warrants and Class Z warrants.
     Our common stock, Class W warrants and Class Z warrants currently trade on the NASDAQ Global Market under the trading symbols FREE, FREEW and FREEZ, respectively.
     In January 2007, Mr. Varouxakis purchased all of the shares of common stock owned by the two other co-founding shareholders. He simultaneously sold shares of common stock owned by him to FS Holdings Limited, an entity controlled by the Restis family, and to certain other investors. Immediately following these transactions, our board of directors appointed Mr. Varouxakis chairman of the board and president, the two other co-founding shareholders and one other director resigned from the board, and two new directors were appointed to fill the vacancies.
     Our executive offices are located at 89 Akti Miaouli & 4 Mavrokordatou Street, 185 38, Piraeus, Greece and our telephone number is 011-30-210-452-8770.

RISK FACTORS
     Our business faces certain risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business. If any of the events or circumstances described as risks below or elsewhere in this prospectus actually occurs, our business, results of operations or financial condition could be materially and adversely affected.
     Industry-Specific Risk Factors
The cyclical nature of the international shipping industry may lead to volatile changes in charter rates and vessel values, which may reduce our revenues and net income.
     We are an independent shipping company that operates in the international drybulk shipping market. Our profitability is dependent upon the charter rates we are able to charge. The supply of and demand for shipping capacity strongly influences charter rates. The demand for shipping capacity is determined primarily by the demand for the type of commodities carried, the distance that those commodities must be moved by sea, and the demand for vessels of a particular size. The demand for commodities is affected by, among other things, world and regional economic and political conditions (including developments in international trade, fluctuations in industrial and agricultural production and armed conflicts), environmental concerns, weather patterns, port congestion, and changes in seaborne and other transportation costs. The size of the existing fleet per size category (i.e., Handysize, Handymax, Panamax or Capesize) in any particular drybulk market, the number of new vessel deliveries, the scrapping of older vessels and the number of vessels out of active service (i.e., laid-up, dry-docked, awaiting repairs or otherwise not available for hire), determines the supply of shipping capacity, which is measured by the amount of suitable tonnage available to carry cargo.
     In addition to the prevailing and anticipated charter rates, factors that affect the supply and demand for shipping capacity include the rate of newbuilding, scrapping and laying-up, newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleet in the market, and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors are outside of our control, and we cannot predict the nature, timing and degree of changes in industry conditions. Some of these factors may have a negative impact on our revenues and net income.
     The market value of our vessels can fluctuate significantly. The market value of our vessels may increase or decrease depending on the following factors:
•	economic and market conditions affecting the shipping industry in general;

•	supply of drybulk vessels, including secondhand vessels;

•	demand for drybulk vessels;

•	types and sizes of vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	new regulatory requirements from governments or self-regulated organizations; and

•	prevailing level of charter rates.
     Because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels, which may adversely affect our earnings. In addition, any determination that a vessel’s remaining useful life and earnings requires an impairment of its value on our financial statements could result in a charge against our earnings and a reduction in our shareholders’ equity. If for any reason we sell our vessels at a time when prices have fallen, the sale may be less than that vessel’s carrying amount on our financial statements, and we would incur a loss and a reduction in earnings.
Charter rates, which in the international drybulk shipping industry approached historic highs in the second quarter of 2007, may decline as a result of increased capacity and slowing worldwide economic growth, thereby reducing our future profitability.
     After reaching a peak in mid-2005, charter rates and vessel values decreased during the remainder of 2005 and the first half of 2006. Since July 2006, charter rates and the value of secondhand vessels have risen sharply, approaching historical record high levels in November 2007. We cannot give any assurance as to how long these rate levels may be maintained and, if they begin to decline, to what levels they might fall. We anticipate that the future demand for our drybulk carriers and drybulk charter rates will be dependent upon continued economic growth particularly in China and India and elsewhere in the world generally, seasonal and regional changes in demand, and changes to the capacity of the world fleet. Adverse industry, economic, political, social or other developments could also decrease the amount and/or profitability of our business and materially reduce our revenues and net income.
     The nature, timing and degree of changes in industry conditions are unpredictable and outside of our control. Some of the factors that influence demand for vessel capacity include:
•	supply and demand for drybulk commodities;

•	global and regional economic conditions;

•	the distance drybulk commodities are to be moved by sea; and

•	changes in seaborne and other transportation patterns.
     Some of the factors that influence the supply of vessel capacity include:
•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	changes in environmental and other regulations that may limit the useful life of vessels;

•	the number of vessels that are laid-up; and

•	changes in global drybulk commodity production.

An oversupply of drybulk carrier capacity may lead to reductions in charter rates and our profitability.
     The market supply of drybulk carriers, primarily Capesize and Panamax vessels, has been increasing, and the number of such drybulk carriers on order are near historic highs. Newbuildings were delivered in significant numbers starting at the beginning of 2006 and are expected to continue to be delivered in significant numbers through 2007. As of December 2007, newbuilding orders had been placed for an aggregate of more than 58% of the current global drybulk fleet, with deliveries expected during the next three to four years. An oversupply of drybulk carrier capacity may result in a reduction of our charter rates. If such a reduction occurs, when our vessels’ current charters expire or terminate, we may only be able to recharter our vessels at reduced or unprofitable rates or we may not be able to charter these vessels at all.
An economic slowdown in the Asia Pacific region or elsewhere could materially reduce the amount and/or profitability of our business.
     A significant number of the port calls made by our vessels involve the loading or discharging of raw materials and semi-finished products in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, but particularly in China or India, may have an adverse effect on our business, financial position and results of operations, as well as our future prospects. In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product. We cannot assure you that such growth will be sustained or that the Chinese economy will not experience contraction in the future. Moreover, any slowdown in the economies of the United States, the European Union or certain other Asian countries may adversely effect economic growth in China and elsewhere. Our revenues and net income, as well as our future prospects, would likely be materially reduced by an economic downturn in any of these countries.
Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.
     The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a planned economy. Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Although limited price reforms were undertaken, with the result that prices for certain commodities are principally determined by market forces, many of the reforms are experimental and may be subject to change or abolition. We cannot assure you that the Chinese government will continue to pursue a policy of economic reform. The level of imports to and exports from China could be adversely affected by changes to these economic reforms, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, all of which could, adversely affect our business, financial condition and operating results.

Charter rates are subject to seasonal fluctuations, which may adversely affect our operating results.
     Our fleet consists of Handysize and Handymax drybulk carriers that operate in markets that have historically exhibited seasonal variations in demand and, as a result, in charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. Grain shipments are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains require drybulk shipping accordingly. As a result of these and other factors, the drybulk shipping industry is typically stronger in the fall and winter months. Therefore, we expect our revenues from our drybulk carriers to be typically weaker during the fiscal quarters ended June 30 and September 30 and, conversely, we expect our revenues from our drybulk carriers to be typically stronger in fiscal quarters ended December 31 and March 31. Seasonality in the drybulk industry could materially affect our operating results.
The operation of drybulk carriers has certain unique operational risks.
     The operation of certain vessel types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels’ holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.
We are subject to regulation and liability under environmental laws that could require significant expenditures and reduce our cash flows and net income.
     Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions and national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. We are also required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations. Because such conventions, laws, regulations and permit requirements are often revised, we cannot predict the ultimate cost of complying with such conventions, laws, regulations or permit requirements, or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted that could limit our ability to do business and thereby reduce our revenue or increase our cost of doing business, thereby materially decreasing our net income.

     The operation of our vessels is affected by the requirements set forth in the International Safety Management, or ISM, Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System.” The system includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and/or may result in a denial of access to, or detention in, certain ports. Currently, Lloyd’s Register of Shipping has awarded ISM and International Ship and Port Facilities Security, or ISPS, certification to all of our vessels and to Free Bulkers, our ship management company. There can be no assurance, however, that such certification will be maintained indefinitely.
     The European Union is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any, may be promulgated by the European Union or any other country or authority.
     We currently maintain, for each of our vessels, protection and indemnity insurance, which includes pollution liability coverage, in the amount of one billion dollars per incident. If the damages from a catastrophic incident exceeded our insurance coverage, the payment of these damages may materially decrease our net income.
     The International Maritime Organization, or IMO, or other regulatory bodies may adopt further regulations in the future that could adversely affect the useful lives of our vessels as well as our ability to generate income from them. These requirements can also affect the resale value of our vessels.
     The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States of America or any of its territories and possessions or whose vessels operate in waters of the United States of America, which includes the territorial sea of the United States of America and its 200 nautical mile exclusive economic zone.
     Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).
If any of our vessels fail to maintain their class certification and/or fail any annual survey, intermediate survey, dry-docking or special survey, that vessel would be unable to carry cargo, thereby reducing our revenues and profitability and violating certain loan covenants of our third-party indebtedness.
     The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention, or SOLAS. Our vessels are currently classed with Lloyd’s Register of Shipping, Korean Register of Shipping, Nippon Kaiji Kyokai, and Germanischer Lloyd.
     A vessel must undergo annual surveys, intermediate surveys, dry-dockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry-docked every two to three years for inspection of the underwater parts of such vessel.

     If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, dry-docking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable, thereby reducing our revenues and profitability. That could also cause us to be in violation of certain covenants in our loan agreements. In addition, the cost of maintaining our vessels’ classifications may be substantial at times and could result in reduced revenues.
Maritime claimants could arrest our vessels, which could interrupt our cash flow.
     Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted.
     In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner or managed by the same manager. Claimants could try to assert “sister ship” liability against one of our vessels for claims relating to another of our vessels or a vessel managed by our manager.
Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.
     A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. A government could also requisition our vessels for hire, which occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could reduce our revenues and net income.
World events outside our control such as terrorism and international and regional hostilities may negatively affect our ability to operate, thereby reducing our revenues and net income or our ability to obtain additional financing, thereby restricting the implementation of our business strategy.
     Terrorist attacks such as those in New York on September 11, 2001, the bombings in Spain on March 11, 2004 and in London on July 7, 2005, and the continuing response of the United States and other countries to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere continue to cause uncertainty in the world financial markets and may adversely affect our business and operating results by increasing security costs and creating delays because of heightened security measures. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea.
     Terrorist attacks and international and regional hostilities may also negatively impact our vessels or our customers directly. The continuing conflict in Iraq and Afghanistan may lead to additional acts of terrorism and armed conflict around the world, which may contribute to economic instability and could result in increased volatility of the financial markets in the United States of America and globally, an economic recession in the United States of America or the world and a corresponding reduction in our business and future prospects. Any of these occurrences could prevent us from obtaining additional financing on terms acceptable to us or at all and have a material adverse impact on our operating results, revenues and costs which would impair our implementation of our business strategy.

Risks involved with operating ocean-going vessels could affect our business and reputation, which may reduce our revenues.
     The operation of an ocean-going vessel has inherent risks. These risks include the possibility of:
•	crew strikes and/or boycotts;

•	marine disaster;

•	piracy;

•	environmental accidents;

•	cargo and property losses or damage; and

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.
     The involvement of any of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel operator. Any of these circumstances or events could increase our costs or lower our revenues.
Rising fuel prices may adversely affect our profits.
     The cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geo-political developments, supply and demand for oil, actions by members of OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations.
     Company-Specific Risk Factors
We have a limited operating history and have cumulative deficits.
     Our company was formed in April 2004, and we did not own or operate any vessels prior to June 2004. We therefore have a limited operating history and limited historical financial data on which to evaluate our operations or our ability to implement and achieve our business strategy. As of December 31, 2006 and September 30, 2007, we had cumulative deficits of $2,702,000 and $578,000, respectively, which reflects the impact of cumulative losses during 2006 and prior years. Although we achieved net income of $2,125,000 for the nine months ended September 30, 2007, there can be no assurances that we will achieve net income for the remainder of the year or that our net income will be sufficient to offset our cumulative deficit.
If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.
     We intend to continue to grow our fleet. Our growth will depend on:
•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	integrating any acquired vessel successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion; and

•	obtaining the required financing.
     Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations and difficulty experienced in (1) obtaining additional qualified personnel, (2) managing relationships with customers and suppliers and (3) integrating newly acquired operations into existing infrastructures.
     We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with the execution of those growth plans.
The grounding of the M/V Free Jupiter has negatively impacted our financial condition and results of operations.
     On September 21, 2007, the M/V Free Jupiter ran aground off the coast of the Philippines. The damage to the vessel has been repaired and the vessel returned to service on February 28, 2008. While we believe that our hull and machinery insurance and our P&I insurance should cover the repair of the vessel and casualty-related liability claims, subject to deductibles of at least $75,000 in the aggregate, we did not at the time have loss of hire or business interruption insurance. Accordingly, we did no receive the $32,000 per day charter hire due under the vessel’s time charter during the period from September 21, 2007 to February 28, 2008. In addition, our protection and indemnity insurance would not cover claims made by our charterers for damages that they may incur as a result of the delays caused by the incident, although our insurance may cover our fees and expenses incurred in defending claims for damages brought by our charterers. We may also face increased insurance premiums as a result of the grounding incident. As a result, this grounding incident and its consequences have negatively impacted our financial condition and results of operations.
Our charterers may terminate or default on their charters, which could adversely affect our results of operations and cash flow.
     Our charters may terminate earlier than the dates indicated in this prospectus. The terms of our charters vary as to which events or occurrences will cause a charter to terminate or give the charterer the option to terminate the charter, but these generally include a total or constructive total loss of the related vessel, the requisition for hire of the related vessel, or the failure of the related vessel to meet specified performance criteria. In addition, if we fail to deliver a vessel within the time specified in its charter, the charterer may have the right to terminate the charter.
     The ability of each of our charterers to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the drybulk shipping industry, the charter rates received for specific types of vessels, and various operating expenses. The costs and delays associated with the termination of a charter or the default by a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows and financial condition.

     We cannot predict whether our charterers will, upon the expiration of their charters, recharter our vessels on favorable terms or at all. If our charterers decide not to recharter our vessels, we may not be able to recharter them on terms similar to the terms of our current charters or at all. If we receive lower charter rates under replacement charters or are unable to recharter all of our vessels, our business, operating results and financial condition may be adversely affected.
Our earnings may be adversely affected if we do not successfully employ our vessels.
     We intend to employ our vessels in fixed-rate period charters and spot charters. While current charter rates are high relative to historical rates, the charter market is volatile, and at times in the past charter rates for vessels have declined below operating costs of vessels. If our vessels become available for employment in the spot market or under new period charters during periods when charter rates have fallen, we may have to employ our vessels at depressed charter rates that would lead to reduced or volatile earnings. We cannot assure you that future charter rates will be at a level that will enable us to operate our vessels profitably or to repay our debt.
We will not be able to take advantage of favorable opportunities in the current spot market with respect to vessels employed on medium- to long-term time charters.
     Four of the five vessels in our fleet are employed under medium- to long-term time charters, with expiration dates ranging from April 2008 to February 2011. Although medium- and long-term time charters provide relatively steady streams of revenue, vessels committed to medium- and long-term charters may not be available for spot voyages during periods of increasing charter hire rates, when spot voyages might be more profitable.
We previously relied on spot charters and may spot charter certain of our vessels in the future. The rates on spot charters are very competitive and volatile, which can result in decreased revenues if spot charter rates decline.
     Our vessels have previously been spot chartered, which made our historical revenues subject to greater fluctuation. In the future, we may continue to spot charter certain of our vessels. The spot charter market is highly competitive and rates within this market are subject to volatile fluctuations, while longer-term period time charters provide income at pre-determined rates over more extended periods of time. If we decide to continue to spot charter certain of our vessels, there can be no assurance that we will be successful in keeping those vessels fully employed in these short-term markets or that future spot rates will be sufficient to enable those vessels to be operated profitably.
If vessels that we acquire for our fleet are not delivered on time or delivered with significant defects, our business, results of operations, financial condition and ability to pay dividends could be adversely affected.
     We currently expect to take delivery of the M/V Free Impala and the M/V Free Knight in March 2008. A prolonged delay in the delivery to us of these vessels or any additional vessels we may contract to purchase, or the failure of the contract counterparty to deliver a vessel at all, could cause us to breach our obligations under a related time charter and could adversely affect our business, results of operations, financial condition and the ability to pay dividends. The delivery of any of these vessels with substantial defects could have similar consequences.

We depend entirely on Free Bulkers and Safbulk to manage and charter our fleet.
     Our executive management team consists of only two individuals, our chief executive officer and our chief financial officer. We currently contract the management of our fleet, including crewing, maintenance and repair, as well as our financial reporting and internal controls, to Free Bulkers, an affiliated company. Free Bulkers has entered into a sub-management agreement with Safbulk, a company controlled by the Restis family, for the commercial management of our fleet, including negotiating and obtaining charters, relations with charter brokers and performance of post-charter activities. We are dependent upon Free Bulkers for technical management of our fleet and upon Safbulk for our ability to attract charterers and charter brokers. The loss of either of their services or their failure to perform their obligations could reduce our revenues and net income and adversely affect our operations and business. Generally, Free Bulkers is not liable to us for any losses or damages, if any, that may result from its management of our fleet unless Free Bulkers or its employees act with negligence or gross negligence or commit a willful default with respect to one of our vessels. Pursuant to its agreement with us, Free Bulkers’ liability for such acts, except in certain limited circumstances, may not exceed ten times the annual management fee payable by the applicable subsidiary to Free Bulkers. Although we may have rights against Free Bulkers, if Free Bulkers defaults on its obligations to us, you may have no recourse against Free Bulkers. In addition, if Safbulk defaults on its obligations to Free Bulkers, we may have no recourse against Safbulk. Further, we expect that we will need approval from our lenders if we intend to replace Free Bulkers as our fleet manager.
Because our seafaring employees are covered by collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations and adversely affect our earnings.
     All of the seafarers employed on the vessels in our fleet are covered by collective bargaining agreements that set basic standards. We cannot assure you that these agreements will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance.
If Free Bulkers is unable to perform under its vessel management agreements with us, our results of operations may be adversely affected.
     As we expand our fleet, we will rely on Free Bulkers to recruit suitable additional seafarers and to meet other demands imposed on Free Bulkers. We cannot assure you that Free Bulkers will be able to meet these demands as we expand our fleet. If Free Bulkers’ crewing agents encounter business or financial difficulties, they may not be able to adequately staff our vessels. If Free Bulkers is unable to provide the commercial and technical management service for our vessels, our business, results of operations, cash flows and financial position and our ability to pay dividends may be adversely affected.
We, and one of our executive officers, have affiliations with Free Bulkers that could create conflicts of interest detrimental to us.
     Our chairman, chief executive officer and president, Ion G. Varouxakis, is also the controlling shareholder and officer of Free Bulkers, which is our ship management company. These dual responsibilities of our officer and the relationships between the two companies could create conflicts of interest between Free Bulkers and us. Each of our operating subsidiaries has a nonexclusive management agreement with Free Bulkers. Free Bulkers has subcontracted the charter and post-charter management of our fleet to Safbulk, which is controlled by FS Holdings Limited, one of our principal shareholders. Although Free Bulkers currently serves as manager for vessels owned by us, neither Free Bulkers nor Safbulk is restricted from entering into management agreements with other competing shipping companies, and Safbulk provides management services to other international shipping companies, including the Restis group, which owns and operates vessels in the drybulk sector. Free Bulkers or Safbulk could also allocate charter and/or vessel purchase and sale opportunities to others. There can be no assurance that Free Bulkers or Safbulk would resolve any conflicts of interest in a manner beneficial to us.

Operational or financial problems experienced by Free Bulkers, our affiliate, may adversely impact us.
     The ability of Free Bulkers to continue providing services for us will depend in part on Free Bulkers’ own financial strength. Circumstances beyond our control could impair Free Bulkers’ financial strength and, as a result, Free Bulkers’ ability to fulfill its obligations to us which could have a material adverse effect on us.
If Free Bulkers is unable to recruit suitable seafarers for our fleet or as we expand our fleet, our results of operations may be adversely affected.
     We will rely on Free Bulkers to recruit suitable senior officers and crews as we expand our fleet. In addition, as we expand our fleet, we will have to rely on Free Bulkers to recruit suitable additional seafarers. We cannot assure you that Free Bulkers will be able to continue to hire suitable employees as we expand our fleet. If Free Bulkers’ crewing agents encounter business or financial difficulties, they may not be able to adequately staff our vessels. We expect that all or part of the seafarers who will be employed on the ships in our fleet will be covered by industry-wide collective bargaining agreements that set basic standards. We cannot assure you that these agreements will prevent labor interruptions. If Free Bulkers is unable to recruit suitable seafarers as we expand our fleet, our business, results of operations, cash flows and financial condition and our ability to pay dividends may be materially adversely affected.
In the highly competitive international drybulk shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources.
     We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we have. Competition for the transportation of drybulk cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Due in part to the highly fragmented market, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets.
A decline in the market value of our vessels could lead to a default under our loan agreements and the loss of our vessels.
     We have incurred secured debt under loan agreements for all of our vessels. If the market value of our fleet declines, we may not be in compliance with certain provisions of our existing loan agreements and we may not be able to refinance our debt or obtain additional financing. If we are unable to pledge additional collateral, our lenders could accelerate our debt and foreclose on our fleet.

Servicing debt may limit funds available for other purposes and inability to service debt may lead to acceleration of debt and foreclosure on our fleet
     To finance our original fleet of vessels, one of which was sold in April 2007, we incurred secured debt under loan agreements with Hollandsche Bank — Unie N.V. that are guaranteed by us and unsecured, non-interest-bearing shareholder loans. To finance the acquisition of the M/V Free Hero, the M/V Free Jupiter and the M/V Free Goddess, we incurred secured debt under loan agreements from HSH Nordbank AG and BTMU Capital Corporation for an aggregate of $89.5 million in the form of a senior loan and a junior loan, as well as a $14.0 million unsecured loan from FS Holdings Limited, one of our principal shareholders.
     The drawings under these facilities materially increased our long-term debt, our shareholder debt, and our ratio of debt to total capital. In October 2007, we used the net proceeds of an offering of our common stock to repay all our shareholders’ loans outstanding. In addition, we used the net proceeds of that offering along with a portion of the proceeds of a new $87.0 million senior credit facility from Credit Suisse, to repay all amounts due under the junior loan from BTMU Capital Corporation and the amounts due under the senior credit facility from HSH Nordbank AG relating to the M/V Free Hero and the M/V Free Goddess and part of the credit facility relating to the M/V Free Jupiter. Following these repayments, we had outstanding an aggregate of $56.3 million in debt, which following the debt repayment schedule and the partial financing of the purchase price of the M/V Free Knight on March 19, 2008 is now $81.1 million.
     We will be required to dedicate a significant portion of our cash flow from operations to pay the principal and interest on our debt. These requirements will increase as we draw additional funds available for the acquisition of new vessels. These payments will limit funds otherwise available for working capital, capital expenditures and other purposes. We will need to incur additional indebtedness as we further expand our fleet, which would increase our ratio of debt to equity. The need to service our debt may limit funds available for other purposes, including distributing cash to our shareholders, and our inability to service debt could lead to acceleration of our debt and foreclosure on our fleet.
Continued increase in interest rates would reduce funds available to purchase vessels and service debt.
     The rise in interest rates since 2005 has caused our interest cost to increase and has had a material adverse effect on our net income. Any further interest rate increases could further reduce our revenues and net income. We have purchased, and may purchase in the future, vessels with loans that provide for periodic interest payments based on indices that fluctuate with changes in market interest rates. If interest rates increase significantly, it would increase our costs of financing our acquisition of vessels, which could decrease the number of additional vessels that we could acquire and adversely affect our financial condition and results of operations and may adversely affect our ability to service debt.
Our loan agreements contain covenants that may limit our liquidity and corporate activities.
     Our loan agreements impose operating and financial restrictions on us. These restrictions may limit our ability to:
•	incur additional indebtedness;

•	create liens on our assets;

•	sell capital stock of our subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures; and

•	change the management of our vessels or terminate or materially amend the management agreements and sell our vessels.
     In addition, our credit facilities contain a number of financial covenants and general covenants that require us to, among other things, maintain minimum vessel values, minimum cash balances on deposit, minimum working capital and adequate insurance. Therefore, we may need to seek permission from our lenders in order to undertake certain corporate actions. Our lenders’ interests may be different from ours, and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our best interest.
We cannot assure you that we will pay dividends.
     There can be no assurance that dividends will be paid. We intend to declare and distribute a portion of our available cash from operations as quarterly cash dividends to our shareholders in February, May, August and November of each year. In February 2008, our Board of Directors declared a $0.175 per share dividend. We currently expect that this dividend will be followed by a quarterly dividend of $0.175 per share in each of the following three quarters. However, we may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends, including as a result of the risks described in this section of the prospectus. Our credit agreements may also prohibit our declaration and payment of dividends under some circumstances. For example, our loan agreement for our senior secured credit facility from Credit Suisse permits payments of dividends to our shareholders provided we are in compliance with certain loan covenants. We may also enter into new financing or other agreements that will restrict our ability to pay dividends.
     In addition, the declaration and payment of dividends will be subject at all times to the discretion of our board of directors. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our credit agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends; but in case there is no surplus, dividends may be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

We are a holding company, and we will depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments.
     We are a holding company and our subsidiaries, which are all wholly owned by us either, directly or indirectly, will conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly owned subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to pay dividends. We and our subsidiaries will be permitted to pay dividends under our senior secured term loan only for so long as we are in compliance with all applicable financial covenants, terms and conditions. In addition, we and our subsidiaries are subject to limitations on the payment of dividends under Marshall Islands laws discussed above.
The performance of our existing charters and the creditworthiness of our charterers may hinder our ability to implement our business strategy by making additional debt financing unavailable or available only at higher than anticipated cost.
     The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional debt financing that we will require to acquire additional vessels or may significantly increase our costs of obtaining such financing. Our inability to obtain additional financing at all, or at a higher than anticipated cost, may materially impair our ability to implement our business strategy.
As we expand our business, we will need to upgrade our operational and financial systems, and add more staff. If we cannot upgrade these systems or recruit suitable additional employees, our performance may suffer.
     Our current operating and financial systems may not be adequate if we expand the size of our fleet, and our attempt to improve those systems may be ineffective. In addition, if we expand our fleet, we will have to rely on Free Bulkers to recruit additional shoreside administrative and management personnel. We cannot assure you that Free Bulkers will be able to continue to hire suitable additional employees as we expand our fleet. If we cannot upgrade our operational and financial systems effectively or recruit suitable additional employees our performance may suffer and our ability to expand our business further will be restricted.
We will be required to evaluate our controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002, which will require substantial resources. If these evaluations result in the identification of material weaknesses, we may be adversely affected until these weaknesses can be corrected.
     We are required to comply with a variety of laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 (which we refer to as the Sarbanes-Oxley Act), SEC regulations and the NASDAQ Stock Market rules. In particular, Section 404 of the Sarbanes-Oxley Act requires management’s annual review and evaluation of our internal control systems, and attestations as to the effectiveness of these systems by our independent public accounting firm. We have dedicated additional resources and accelerated progress on the required assessments in order to complete documenting and testing our internal control systems and procedures in the time to enable us to timely file our annual report on Form 20-F for the year ended December 31, 2007. During the course of testing, deficiencies may be identified that we may not be able to remediate to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to correct any deficiencies we identify, we may not obtain an unqualified attestation report from our independent public accounting firm, which will be required for the fiscal year ended [December 31, 2008.] Failure to achieve and maintain an effective internal control environment or obtain an unqualified report could have a material adverse effect on the market price of our common stock.
We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may reduce the effectiveness of our management and lower our results of operations.
     Our success depends to a significant extent upon the abilities and efforts of our existing management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. We have entered into employment agreements with our chairman, chief executive officer and president, Ion G. Varouxakis, and our chief financial officer, Dimitris D. Papadopoulos. Our success will depend on retaining key members of our management team. Difficulty in hiring and retaining personnel could adversely affect our results of operations and ability to pay dividends. We do not maintain “key man” life insurance on any of our officers.
Our vessels may suffer damage and may face unexpected dry-docking costs, which could reduce our cash flow and impair our financial condition.
     If our vessels suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and can be substantial. We may have to pay dry-docking costs that our insurance does not cover. The loss of earnings while these vessels are being repaired and reconditioned, as well as the actual cost of these repairs, would decrease our earnings.
Since our fleet is currently small, the loss of service of any vessels could have a material adverse effect on our earnings.
     During the year ended December 31, 2007, we had five vessels in our fleet. We do not currently maintain insurance for loss of hire. Since our fleet is currently small, the loss of service of any of our vessels, especially our five current vessels, could have a material adverse effect on our earnings.
Purchasing and operating previously owned, or secondhand, vessels may result in increased operating costs and vessels off-hire, which could adversely affect our earnings.
     Although we inspect the secondhand vessels that we acquire prior to purchase, this inspection does not provide us with the same knowledge about their condition and cost of any required (or anticipated) repairs that we would have had if these vessels had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties on secondhand vessels.
     In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. The average age of our drybulk carriers is approximately 16 years. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

     Governmental regulations or safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, it is not certain that the price for which we sell them will equal their carrying amount at that time.
Unless we set aside reserves or are able to borrow funds for vessel replacement, at the end of a vessel’s useful life our revenue will decline, which would adversely affect our business, results of operations and financial condition.
     Unless we maintain reserves or are able to borrow or raise funds for vessel replacement we will be unable to replace the vessels in our fleet upon the expiration of their useful lives, which we expect to range from 25 years to 30 years, depending on the type of vessel. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends will be materially and adversely affected. Any reserves set aside for vessel replacement may not be available for dividends.
Because we will generate all of our revenues in U.S. dollars but will incur a portion of our expenses in other currencies, exchange rate fluctuations could have an adverse impact on our results of operations.
     We will generate all of our revenues in U.S. dollars, but we expect that portions of our future expenses will be incurred in currencies other than the U.S. dollar. This difference could lead to fluctuations in net income due to changes in the value of the dollar relative to the other currencies, in particular the Euro. Expenses incurred in foreign currencies against which the dollar falls in value can increase, decreasing our revenues. For example, during 2006, the value of the dollar declined by approximately 11% as compared to the Euro and declined approximately 8% further during the first nine months of 2007. Further declines in the value of the dollar could lead to higher expenses payable by us.
Investment in derivative instruments such as freight forward agreements could result in losses.
     From time to time in the future, we may take positions in derivative instruments including freight forward agreements, or FFAs. FFAs and other derivative instruments may be used to hedge a vessel owner’s exposure to the charter market by providing for the sale of a contracted charter rate along a specified route and period of time. Upon settlement, if the contracted charter rate is less than the average of the rates, as reported by an identified index, for the specified route and time period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs or other derivative instruments and do not correctly anticipate charter rate movements over the specified route and time period, we could suffer losses in the settling or termination of the FFA. This could adversely affect our results of operation and cash flow.

We may not have adequate insurance to compensate us adequately for damage to, or loss of, our vessels.
     We procure hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance for our fleet. We currently do not maintain insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel. We can give no assurance that we are adequately insured against all other risks. We may not be able to obtain adequate insurance coverage for our fleet in the future. Our insurance policies contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs. Moreover, we cannot assure that the insurers will not default on any claims they are required to pay. If our insurance is not enough to cover claims that may arise, we may not be able to repair any damage to our vessels or replace any vessel that is lost or may have to use our own funds for those purposes, thereby reducing our funds available to implement our business strategy.
We may have to pay tax on United States source income, which would reduce our earnings.
     Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations recently promulgated thereunder.
     We expect that we and each of our subsidiaries will qualify for this statutory tax exemption for 2008 and subsequent years. However, there are factual circumstances beyond our control that could cause us to fail to qualify for this tax exemption and thereby be subject to United States federal income tax on our United States source income. For example, we would fail to qualify for exemption under Section 883 of the Code for a particular tax year if shareholders, each of whom owned, actually or under applicable constructive ownership rules, a 5% or greater interest in the vote and value of the outstanding shares of our stock, owned in the aggregate 50% or more of the vote and value of the outstanding shares of our stock, and “qualified shareholders” as defined by the regulations to Section 883 do not own, directly or under applicable constructive ownership rules, sufficient shares in our closely-held block of stock to preclude the shares in the closely-held block that are not so owned from representing 50% or more of the value of our stock for more than half of the number of days during the taxable year. Establishing such ownership by qualified shareholders will depend upon the status of our direct and indirect individual shareholders as residents of qualifying jurisdictions and whether they own shares through bearer share arrangements and will require compliance with ownership certification procedures by individual shareholders that are residents of qualifying jurisdictions and by each intermediary or other person in the chain of ownership between us and such individuals. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries.
     It is not clear whether we will be entitled to the benefits of Section 883 for 2006 and 2007. We do not anticipate, however, that a material amount of United States federal tax would be owed in the event that we do not qualify for the benefits of Section 883 for such years.
     If we or our subsidiaries are not entitled to exemption under Section 883 for any taxable year, we or our subsidiaries could be subject for those years to an effective 4% U.S. federal income tax on the shipping income these companies derive during the year that are attributable to the transport of cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.
     A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
     Based on our proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets.
     There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.
     If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common shares.
Legislation has been proposed in the United States which would prevent dividends on our shares from qualifying for certain preferential rates for U.S. federal income tax purposes.
     “Qualified dividend income” derived by noncorporate shareholders that are subject to U.S. federal income tax is currently subject to U.S. federal income taxation at reduced rates. We expect that under current law, so long as our shares are traded on the NASDAQ Capital Market or the NASDAQ Global Market and we do not and have not qualified as a “passive foreign investment company” for U.S. federal income tax purposes, distributions treated as dividends for U.S. tax purposes on our shares will potentially be eligible (that is, eligible if certain conditions relating to the shareholder are satisfied) for treatment as qualified dividend income. Proposed legislation in the United States would, however, if enacted, make it unlikely that such distributions on our shares would be eligible for such treatment. As of the date hereof, no assurance can be given regarding whether or not such legislation will be enacted.

Offering-Specific Risk Factors
There may not be a liquid market for our common stock, which may cause our common stock to trade at lower prices and make it difficult to sell your common stock.
     Our shares trade on the NASDAQ Global Market, but the trading volume has been low. We cannot predict at this time how actively our shares will trade in the public market or whether the price of our shares in the public market will reflect our actual financial performance.
The market price of our common stock has been and may in the future be subject to significant fluctuations.
     The market price of our common stock has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:
•	quarterly variations in our results of operations;

•	changes in sales or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community about our business or the shipping industry generally;

•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;

•	strategic actions by us or our competitors such as acquisitions or restructurings;

•	regulatory developments;

•	additions or departures of key personnel;

•	general market conditions; and

•	domestic and international economic, market and currency factors unrelated to our performance.
     The stock markets in general, and the markets for drybulk shipping and shipping stocks in general, have experienced extreme volatility that has sometimes been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.
If holders of our warrants exercise their right to purchase shares of our common stock, you will experience immediate dilution.
     As of February 29, 2008, we have outstanding 200,000 Class A warrants issued to our initial shareholders. Of our publicly traded classes of warrants, we have outstanding as of February 29, 2008 914,138 Class W warrants and 1,655,006 Class Z warrants. Each of these warrants is exercisable to purchase one share of our common stock at an exercise price of $5.00 per share, and our Class A, Class W and Class Z warrants must be exercised for cash. Our Class A warrants expire July 29, 2011, our Class W warrants expire July 29, 2009, and our Class Z warrants expire July 29, 2011. As a result, if holders of our warrants exercise their right to purchase shares of our common stock, we may issue up to 2,769,144 additional shares of our common stock at $5.00 per share, which will cause you immediate dilution.

     In addition, we are obligated under the unit purchase option sold to the lead underwriter in the initial public offering of our predecessor to issue up to an additional 410,000 shares of common stock. See “Description of Capital Stock — Underwriter’s Unit Purchase Option.”
Two of our principal shareholders may effectively control the outcome of matters on which our shareholders are entitled to vote, including the election of directors and other significant corporate actions.
     Two of our principal shareholders, The Mida’s Touch S.A. and FS Holdings Limited, controlled by Mr. Varouxakis and members of the Restis family, respectively, currently own (not including shares of common stock subject to options and warrants) approximately 23.3% of our outstanding common stock. While our principal shareholders have no agreement, arrangement or understanding relating to the voting of their shares, they may effectively control the outcome of matters on which our shareholders are entitled to vote, including the election of directors and other significant corporate actions. The interests of these shareholders may be different from your interests.
Future sales of our stock could cause the market price of our common stock to decline.
     Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future. We have registered for resale an aggregate of 840,834 shares of common stock beneficially owned by certain of our shareholders, 3,672,500 shares of our common stock issuable upon the exercise of our Class W and Class Z warrants (including 151,250 shares of FreeSeas common stock issuable upon exercise of Class W and Class Z warrants owned by certain shareholders), and 410,000 shares issuable upon the exercise of a unit purchase option held by the lead underwriter in the initial public offering of our predecessor.
     We may issue additional shares of our stock in the future and our shareholders may elect to sell large numbers of shares held by them from time to time. Our amended and restated articles of incorporation authorize us to issue up to 40,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 20,743,456 shares of common stock are currently outstanding.
Because the Republic of the Marshall Islands, where we are incorporated, does not have a well-developed body of corporate law, shareholders may have fewer rights and protections than under typical United States law, such as Delaware, and shareholders may have difficulty in protecting their interest with regard to actions taken by our Board of Directors.
     Our corporate affairs are governed by amended and restated articles of incorporation and by-laws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. For example, under Marshall Islands law, a copy of the notice of any meeting of the shareholders must be given not less than 15 days before the meeting, whereas in Delaware such notice must be given not less than 10 days before the meeting. Therefore, if immediate shareholder action is required, a meeting may not be able to be convened as quickly as it can be convened under Delaware law. Also, under Marshall Islands law, any action required to be taken by a meeting of shareholders may only be taken without a meeting if consent is in writing and is signed by all of the shareholders entitled to vote, whereas under Delaware law action may be taken by consent if approved by the number of shareholders that would be required to approve such action at a meeting. Therefore, under Marshall Islands law, it may be more difficult for a company to take certain actions without a meeting even if a majority of the shareholders approve of such action. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.
It may not be possible for investors to enforce U.S. judgments against us.
     We, and all our subsidiaries, are or will be incorporated in jurisdictions outside the U.S. and substantially all of our assets and those of our subsidiaries and will be located outside the U.S. In addition, most of our directors and officers are or will be non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are or will be located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, our subsidiaries, or our directors and officers, or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or the assets of our subsidiaries are located would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.
Anti-takeover provisions in our organizational documents, and under Marshall Islands corporate law, could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.
     Several provisions of our amended and restated articles of incorporation and by-laws, and certain provisions of the Marshall Islands corporate law, could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, these provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:
•	authorizing our board of directors to issue “blank check” preferred stock without shareholder approval;

•	providing for a classified board of directors with staggered, three year terms;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a two-thirds majority of the outstanding shares of our common shares, voting as a single class, entitled to vote for the directors;

•	limiting the persons who may call special meetings of shareholders;

•	establishing advance notice requirements for election to our board of directors or proposing matters that can be acted on by shareholders at shareholder meetings; and

•	limiting our ability to enter into business combination transactions with certain shareholders.
     These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
USE OF PROCEEDS
     Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities by us offered by this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital, and general corporate purposes. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.
RATIO OF EARNINGS TO FIXED CHARGES
     The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated. This ratio is provided to assist investors in evaluating our ability to meet the interest requirements of debt securities. For purposes of these calculations, “earnings” consist of income before taking into consideration income tax expense and “fixed charges,” where “fixed charges” consist of interest expense, amortization of debt issuance costs and cost on early extinguishment of debt.

				From Inception
	September 30,	December 31,		(April 23, 2004) to
	2007	2006	2005	December 31, 2004
Ratio of Earnings to Fixed Charges	2.14	*	1.14	2.96

*	The earnings were inadequate to cover fixed charges. The amount required to obtain a ratio of one-to-one is $3,324,000.
SELLING SHAREHOLDERS
     Up to 4,830,193 shares of common stock being offered by this prospectus may be offered by Ion G. Varouxakis and FS Holdings Limited. Each of these shareholders executed lock up agreements with respect to our common stock and securities convertible into, or exercisable for, common stock in connection with the public offering we completed in October 2007. None of the shareholders will sell or offer to sell any common stock or securities convertible into, or exersizable for, common stock under this prospectus or any prospectus supplement until April 22, 2008. Additional information about the selling shareholders who offer securities under the registration statement of which this prospectus is a part will be set forth in prospectus supplements, post-effective amendments and/or filings we make with the SEC under the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference. Each applicable prospectus supplement, post-effective amendment and/or filing under the Exchange Act will identify the selling shareholders selling in that offering and their relationship to FreeSeas and will also include the following information:
•	the number of shares of common stock then held by the selling shareholders;

•	the number of shares of common stock then being offered by the selling shareholders; and

•	the number of shares (and, if one percent or more, the percentage) of common stock owned by the selling shareholders after completion of the offering.
     The shares described in this prospectus were obtained by certain of the selling shareholders (i) in private placements by us of our common stock, (ii) upon the exercise of options or warrants to purchase our common stock, and (iii) by transfers from the original holder of the shares that were obtained in one of the manners described above.
CAPITALIZATION
     The following table sets forth our consolidated capitalization as of September 30, 2007:
•	on a historical basis without any adjustment to reflect subsequent events;

•	as adjusted to reflect (i) the exercise of 480,107 Class W warrants and 101,444 Class Z warrants, as of February 29, 2008; (ii) the exercise of 700,000 Class B warrants; and (iii) the sale of 12,650,000 shares at an offering price of $8.25 per share, net of underwriters’ discounts and commissions, offering expenses, and after receipt and application of net proceeds together with the new secured credit facility from Credit Suisse.
     Other than as set forth in the “As Adjusted” column, there have been no material changes in our capitalization between September 30, 2007 and the date of this prospectus.

	Historical	As Adjusted
Debt:
Shareholders’ loans, current portion	$1,864	$—	(1)
Shareholders’ loans, net of current portion	12,422	—	(2)
Long-term debt, current portion	8,030	11,800	(3)
Long-term debt, net of current portion	51,570	42,325	(3)

Total debt	$73,886	$54,125	(3)

Shareholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 40,000,000 shares authorized, 6,290,100 and 20,743,456 shares issued and outstanding, actual and as adjusted	6	20	(4)
Additional paid-in capital	14,104	115,464	(5)
Accumulated (deficit)	(578)	(578)

Total shareholders’ equity	$13,532	$114,906

Total capitalization	$87,418	$169,031

(1)	Shareholders’ loans, which were unsecured and unguaranteed, have been fully repaid in accordance with their respective terms.

(2)	Reflects the $14.0 million outstanding balance of the loan from FS Holdings net of the discount relating to the 700,000 warrants issued to FS Holdings in connection with, which loan has been fully repaid in accordance with its terms.

(3)	Reflects the drawdown of $15.9 million and $5.5 million under our senior and junior loans, respectively, to partially finance the purchase of the M/V Free Goddess on October 30, 2007. Subsequently, according to their respective terms, the $18.4 million outstanding under the junior loan and $30.7 million of the amount outstanding under the senior loan, relating to the financing of the M/V Free Her, the M/V Free Goddess and the M/V Free Jupiter were repaid with the net proceeds of the offering we completed in October 2007 and with a drawdown of $25.2 million under our senior credit facility with Credit Suisse. The amount of the senior loan outstanding relating to the financing of the M/V Free Jupiter will be refinanced under our credit facility with Credit Suisse shortly. It also reflects repayment of loan installments of $2.975 million as of February 29, 2008.

(4)	Reflects an increase of $14 in par value in common stock resulting from the issuance of 12.65 million shares in the offering completed by us in October 2007 and the issuance of 1.8 million shares in connection with the exercise of Class W, Class Z and Class B warrants.

(5)	Reflects the addition of $6.2 million of net proceeds received in connection with the exercise of Class B, Class W and Class Z warrants and of $95.16 million of net proceeds from the offering we completed in October 2007.
     As of September 30, 2007, our actual cash and cash equivalents totaled $2.88 million, and on an “as adjusted” basis, cash and cash equivalents would total $46.3 million, including restricted cash of $1.5 million and after payment of $7.7 million of advances related to the purchase of the M/V Free Impala and the M/V Free Knight.
ENFORCEABILITY OF CIVIL LIABILITIES
     We are a Marshall Islands company and our executive offices are located outside of the United States of America in Piraeus, Greece. All except one of our directors, all of our officers and some of the experts named herein reside outside the United States of America. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States of America. As a result, you may have difficulty serving legal process within the United States of America upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States of America, judgments you may obtain in United States of America courts against us or these persons in any action, including actions based upon the civil liability provisions of United States of America federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Republic of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States of America federal or state securities laws.
DESCRIPTION OF CAPITAL STOCK
     We have summarized below the material features of our capital stock. This summary is not a complete discussion of our organizational documents and other instruments that create the rights of our shareholders. We urge you to carefully read those documents and instruments. Please see “Where You Can Find Additional Information” for information on how to obtain copies of those documents and instruments.
     FreeSeas’ authorized capital stock consists of 40,000,000 shares of common stock, par value $0.001 per share, of which 20,743,456 shares are issued and outstanding as of February 29, 2008, and 5,000,000 shares of blank check preferred stock, par value, $0.001 per share, none of which are outstanding. All of FreeSeas’ shares of stock must be in registered form.
     Common Stock
     As of February 29, 2008, 20,743,456 shares of common stock were outstanding out of 40,000,000 shares authorized to be issued. As of February 29, 2008, 3,584,144 shares of common stock were reserved for issuance upon the exercise of various outstanding options and warrants. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to shares of preferred stock that may be issued in the future, holders of shares of common stock are entitled to receive dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock that FreeSeas may issue in the future.
     Preferred Stock
     As of the date of this prospectus, we are authorized to issue up to 5,000,000 shares of “blank check” preferred stock. Our board of directors can determine the rights, designations and preferences of the preferred stock, and authorize the issuance of shares of preferred stock without any further vote or action by our shareholders.
     Other Securities
     Class A Warrants
     We have issued to our initial shareholders warrants to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $5.00 per share. The exercise price of the Class A warrants will be adjusted upon the occurrence of certain corporate events such as stock dividends or splits. The warrants will expire on July 29, 2011 and are not callable or redeemable.
     Class W Warrants and Class Z Warrants
     Each Class W warrant entitles the holder to purchase one share of our common stock at an exercise price of $5.00 per share (except for Class W warrants issued upon the exercise of the underwriter’s purchase option described below, which have an exercise price of $5.50 per share), and expires on July 29, 2009 or upon earlier redemption. Each Class Z warrant entitles the holder to purchase one share of our common stock at an exercise price of $5.00 per share (except for Class Z warrants issued upon the exercise of the underwriter’s purchase option described below, which have an exercise price of $5.50 per share), and expires on July 29, 2011 or upon earlier redemption (except for Class Z warrants issued upon the exercise of the underwriter’s purchase option described below, which expire on July 29, 2009 or upon earlier redemption). The exercise price of the Class Z and Class W warrants will be adjusted upon the occurrence of certain corporate events such as stock dividends or splits. We may redeem the outstanding Class W warrants and/or Class Z warrants in whole and not in part, at a price of $0.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption to the holders of record of the warrant, if the last sale price of our common stock equals or exceeds $7.50 per share for a Class W warrant or $8.75 per share for a Class Z warrant for any 20 trading days within a 30-trading-day period ending three business days before we send the notice of redemption. Any Class W or Class Z warrant either not exercised or tendered back to us by the end of the date specified in the notice of call will be cancelled on the books of the company and will have no further value except for the $0.05 call price.
     As of February 29, 2008, we have received an aggregate of $8.7 million of net proceeds from exercises of Class W, Class Z and Class B warrants. We issued 1,803,356 shares of common stock in accordance with the terms of such warrants in connection with such exercises. These exercises occurred following our registration in August 2007 of the shares underlying these warrants.

     Underwriter’s Unit Purchase Option
     We have assumed Trinity’s obligations under the unit purchase option sold to HCFP/Brenner Securities LLC, or HCFP, the lead underwriter in Trinity’s initial public offering. Under that purchase option, HCFP has the right to purchase up to 12,500 Series A Units at a price of $17.325 per unit and up to 65,000 Series B Units at a price of $16.665 per unit. Each Series A Unit will consist of two shares of our common stock, five Class W warrants and five Class Z warrants. Each Series B Unit will consist of two shares of our common stock, one Class W warrant and one Class Z warrant. The purchase option expires on July 29, 2009.
     Employee Options
     Pursuant to our Amended and Restated 2005 Stock Incentive Plan, there are outstanding options to purchase a total of 405,000 shares of our common stock. The options generally vest at a rate of 1/3 per year. As of the date hereof, options to purchase 250,000 shares had vested. The options entitle the holders to purchase shares of our common stock at exercise prices ranging from $5.00 per share to $8.25 per share and generally expire five years from the date of grant.
     On August 14, 2007, we received a letter from counsel representing two of our former executive officers alleging that the registration statement on Form F-3 filed by us with the SEC on August 3, 2007 misstated the number of shares beneficially owned by the two executive officers. The two former executive officers allege that they continue to beneficially own 500,000 shares of common stock underlying options granted to them in connection with their prior employment with us. We have responded that we believe that these options expired unexercised pursuant to our stock option plan and we intend to vigorously defend this position.
     Other Matters
     Our Amended and Restated Articles of Incorporation and By-laws
     Our purpose, as stated in section 3.B. of our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and by-laws do not impose any limitations on the ownership rights of our shareholders.
     Under our by-laws, annual shareholders’ meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the board of directors, by our chairman or by our president. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.
     Directors
     Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting. The board of directors has the authority to fix the amounts that shall be payable to the members of our board of directors for attendance at any meeting or for services rendered to us. Our by-laws provide, generally, that the vote to authorize a transaction by a director who has a financial interest in such transaction, or is an officer or director of the opposite party to the transaction, will be counted if, the material facts of the relationship or interest have been disclosed, and the transaction is approved by the appropriate number of our disinterested directors or by our shareholders.

     Anti-Takeover Provisions of Amended and Restated Articles of Incorporation and By-Laws
     Several provisions of our amended and restated articles of incorporation and by-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control, and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire FreeSeas. These anti-takeover provisions, however, could also discourage, delay or prevent (1) the merger or acquisition of FreeSeas by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent directors and officers. These provisions are summarized below.
     Blank Check Preferred Stock
     Our board of directors has the authority, without any further vote or action by our shareholders, to issue up to 5,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of FreeSeas or the removal of our management.
     Classified Board of Directors
     Our directors serve staggered, three-year terms. Approximately one-third of our directors are elected each year. The classification of the directors could discourage a third party from making a tender offer for our stock or attempting to obtain control of FreeSeas. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.
     Supermajority Director Voting Requirement to Change Number of Directors
     Our board of directors may only change the size of the board by a vote of not less than 66 2/3% of the directors then in office. This provision makes it more difficult to increase the number of directors in an attempt to gain a majority of directors through the addition of more directors.
     Election and Removal of Directors
     Cumulative voting in the election of directors is not permitted. Our amended and restated by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation provide that directors may be removed only for cause and only upon the affirmative vote of either the holders of at least 66 2/3% of our issued and outstanding voting stock or by our board of directors. They also require advance written notice of any proposals by shareholders to remove a director. These provisions may discourage, delay or prevent the removal of incumbent directors and/or officers.
     Limited Actions by Shareholders
     The BCA provides that any action required or permitted to be taken by our shareholders must be done at an annual meeting or special meeting of shareholders or by the unanimous written consent of the shareholders. Our by-laws provide that only our board of directors, the chairman or the president may call special meetings of shareholders. The BCA provides that the business that can be transacted at a special meeting of shareholders must be related to the purpose or purposes stated in the notice of the meeting.

     Other Supermajority Voting Requirements
     Our shareholders can make, alter, amend or repeal our by-laws only upon the affirmative vote of 66 2/3% of the outstanding shares of capital stock entitled to vote generally in the election of directors. The provisions of our amended and restated articles of incorporation with respect to directors and our by-laws can only be amended by the affirmative vote of 66 2/3% of the outstanding shares of capital stock entitled to vote generally in the election of directors. Such supermajority voting requirements make these provisions more difficult to change and thus may discourage, delay or prevent the removal of incumbent directors and/or officers.
     Transfer Agent and Registrar
     American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.
DESCRIPTION OF DEBT SECURITIES
     We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed the forms of the indentures as exhibits to a registration statement that we have filed with the SEC, of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies of the indentures.
     This section summarizes the material terms of our senior or subordinated debt securities that are common to all series. Most of the financial and other terms of any series of debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus, which we will refer to as “subsequent filings” throughout this summary.
     The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures”. Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
     Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

     General
     Each indenture will provide that the debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.
     You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.
     Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.
     Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.
     Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.
     We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.
     Senior Debt
     We will issue senior debt securities under a senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

     Subordinated Debt
     We will issue subordinated debt securities under a subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).
     In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.
     If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.
     If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.
     Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.
     Senior debt means:
•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

     Covenants
     Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.
     Modification of the Indentures
     Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:
     (1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
     (2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such Section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;
     (3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;
     (4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);
     (5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the Security;
     (6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or
     (7) waives a redemption payment with respect to any Security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

     Events of Default
     Each indenture defines an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.
     An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.
     There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.
     In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
     Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
     Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

     Defeasance and Discharge
     The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
     Defeasance of Certain Covenants
     The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.
     A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.
     Global Securities
     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.
     We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.
     Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.
     So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.
     The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.
     We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.
     Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:
•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.
     Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.
     In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.
     DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

     To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.
     Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.
     Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.
     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.
     To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.
     DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.
     We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF WARRANTS
     We may issue warrants to purchase our debt securities, common stock or preferred stock. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to, or separate from, the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any agency or trust for or with any holders or beneficial owners of the warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered including, where applicable, the following:
•	the title of the warrants;

•	the offering price, if any;

•	the aggregate number of warrants;

•	the designation, terms and number of shares of debt securities, common stock or preferred stock purchasable upon exercise of such warrants;

•	the price at which each share of debt securities, common stock or preferred stock purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	any anti-dilution provisions;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
DESCRIPTION OF RIGHTS
     In this section, we describe the general terms and provisions of the rights to purchase common stock or other securities that we may offer to our shareholders. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agents, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.
     The prospectus supplement relating to any right we offer will include specific terms relating to the offering, including, among others, the date of determining the shareholders entitled to the rights distribution, the aggregated number of rights issued and the aggregate number of shares of common stock purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence and the date on which the right will expire and any applicable U.S. Federal income tax considerations. To the extent that any particular terms of the rights, rights agent agreements or rights certificates described in a prospectus supplement differ from any of the terms described herein, the terms described herein will be deemed to have been superceded by that prospectus supplement.
     Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of commons tock or other securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights would become void and of no further force or effect.
     Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.
     The description in the applicable prospectus supplement and other offering material of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agent agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of the applicable rights agent agreement if we offer rights, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable rights agent agreement and the applicable prospectus supplement and any other offering material in their entirety.
DESCRIPTION OF PURCHASE CONTRACTS
     In this section, we describe the general terms and provisions of the purchase contracts that we may offer. The specific terms of any purchase contracts will be described in one or more prospectus supplements relating to those purchase contracts and other offering materials we may provide.
     The purchase contracts will represent contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of our debt securities, shares of our common stock, warrants or securities of any entity unaffiliated with us, or any combination of the above, at a future date or dates. The price of the securities or other property subject to the purchase contracts may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula contained in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such purchase contract upon the occurrence of certain events. We may issue the purchase contracts in such amounts and in as many distinct series as we wish.

     The purchase contracts may be entered into separately or as a part of units consisting of a purchase contract and one or more of our other securities described in this prospectus or securities of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders of the purchase contracts, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The purchase contracts may require holders to secure their obligations under those contracts in a manner specified in the applicable prospectus supplement.
     The prospectus supplement relating to the purchase contracts we may offer will include specific terms relating to the offering, including, among others, whether the purchase contract obligate the holder to purchase or sell, or both purchase and sell, our securities and the nature and amount of each of those securities, or the method of determining those amounts; whether the purchase contracts are to be prepaid, settled by delivery or by reference or linkage to the value, performance or level of our securities; any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and whether the purchase contracts will be issued in fully registered or global form.
     The description in the applicable prospectus supplement and other offering material of any purchase contracts we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract, which will be filed with the SEC if we offer purchase contracts, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to red the applicable purchase contract and the applicable prospectus supplement and any other offering material in their entirety.
DESCRIPTION OF UNITS
     As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, preferred stock, common stock, rights, purchase contracts or any combination of such securities. The applicable prospectus supplement will describe:
•	the terms of the units and of the warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.
PLAN OF DISTRIBUTION
     We may sell or distribute the securities included in this prospectus and the selling shareholders may sell our common shares through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. We and each of our executive officers and directors and certain shareholders executed lock up agreements with respect to our common stock and securities convertible into, or exercisable for, common stock in connection with the public offering we completed in October 2007. Neither we nor any of our executive officers, directors or shareholders, which executed such lock up agreements, will sell or offer to sell any common stock or securities convertible into, or exersizable for, common stock under this prospectus or any prospectus supplement until April 22, 2008.

     In addition, we or the selling shareholders may sell some or all of our common shares included in this prospectus through:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.
     In addition, we or the selling shareholders may enter into option or other types of transactions that require us or them to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:
•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
     If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.
     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.
•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.
     These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.
     We or the selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling shareholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
     Any broker-dealers or other persons acting on our behalf or the behalf of the selling shareholders that participates with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.
     At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the names of the selling shareholders.
     Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NASDAQ Global Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
     Each series of offered securities, other than our common shares which are listed on the NASDAQ Global Market, will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

     One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or a selling shareholder and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us or a selling shareholder to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us or a selling shareholder in the ordinary course of business.
     Underwriters, dealers, agents and remarketing firms may be entitled, under agreements with us or a selling shareholder, to indemnification by us or a selling shareholder against certain civil liabilities, including liabilities under the Securities Act of 1933 relating to material misstatements and omissions, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our affiliates or a selling shareholder in the ordinary course of business.
     We will bear costs relating to all of the securities being registered under this Registration Statement.
     Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the offeror for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.
LEGAL MATTERS
     The legality of the shares of FreeSeas being offered hereby is being passed upon for FreeSeas by Reeder Simpson, P.C., special Marshall Islands counsel for FreeSeas. Broad and Cassel, Miami, Florida, a general partnership including professional associations, is acting as counsel to FreeSeas in connection with United States securities laws.
EXPERTS
     The financial statements incorporated in this prospectus by reference to the Annual Report on form 20-F for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form F-3 with the SEC in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions.

     We also file annual and others reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.
     Quotations for the prices of our common stock and warrants currently appear on the NASDAQ Global Market. Reports and other information about us can be inspected at the offices of the Financial Industry Regulatory Authority, Inc., 1735 K Street, N.W., Washington, D.C. 20006.
     As a “foreign private issuer,” we will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements to shareholders, but, will be required to furnish those proxy statements to shareholders under NASDAQ rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we will be exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We are incorporating by reference the documents listed below that we have filed with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference:
•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2006; and

•	our report on Form 6-K filed on December 10, 2007, which contains the unaudited financial statements as of and for the three and nine months ended September 30, 2007.
     We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.
     Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus as if that information were included in this prospectus.
     You may request a copy of these filings without charge by writing or telephoning our Secretary at the following address or phone number:
FreeSeas Inc.
89 Akti Miaouli & 4 Mavrokordatou Street
185 38, Piraeus, Greece
Tel.: 011-30-210-452-8770

GLOSSARY OF SHIPPING TERMS
     The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.
     Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.
     Available days. The number of ownership days less the aggregate number of days that a vessel is off-hire due to major repairs, dry-dockings or special and/or intermediate surveys. The shipping industry uses available days to measure the number of days in a period during which vessels are actually able to generate revenues.
     Ballast. A substance, usually water, used to improve the stability and control the draft of a ship.
     Bareboat charter. A charter of a vessel under which the shipowner is usually paid a fixed daily or monthly rate for a certain period of time during which the charterer is responsible for the vessel operating expenses and voyage expenses of the vessel and for the management of the vessel, including crewing. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”
     Bunkers. Heavy fuel oil and diesel oil used to power a vessel’s engines, generators and boilers.
     Calendar days. The total number of days in a period during which each vessel in a fleet was in the owner’s possession, including off-hire days associated with major repairs, dry-dockings or special or intermediate surveys. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses recorded during that period. (Also referred to as “owned” days.)
     Capesize. A drybulk carrier with a cargo-carrying capacity exceeding 80,000 dwt. These vessels generally operate along long-haul iron ore and coal trade routes. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size.
     Charter. The hire of a vessel for a specified period of time or to carry cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is commonly called a charterparty.
     Charter rate. The amount of money agreed between the charterer and the shipowner accrued on a daily or monthly basis that is used to calculate the vessel’s hire.
     Charterer. The party that hires a vessel pursuant to a Charter.
     Classification society. An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country of the vessel’s registry and the international conventions of which that country is a member. A vessel that receives its certification is referred to as being “in-class” as of the date of issuance.
     Clubs. Clubs are formed by ship-owners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.

     Deadweight ton or “dwt.” A unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel’s dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.
     Demurrage. The delaying of a ship caused by a voyage charterer’s failure to take on or discharge its cargo before the time of scheduled departure. The term is also used to describe the payment owed by the voyage charterer for such a delay.
     Drybulk. Non-liquid cargoes of commodities shipped in an unpackaged state, such as coal, iron ore and grain, etc. that is loaded in bulk and not in bags, packages or containers.
     Drybulk carriers. Vessels designed and built to carry large volume bulk cargo.
     Dry-docking. The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During dry-dockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications are issued. Dry-dockings are generally required once every 30 to 60 months, one of which must be a Special Survey.
     Fleet utilization. Calculated by dividing the number of operating days during a period by the number of ownership days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for any reason including scheduled repairs, vessel upgrades, dry-dockings or special or intermediate surveys.
     Freight. Hire paid under a voyage charter. Such payments are usually made on a lump-sum basis upon loading or discharging the cargo and are the product of the number of cargo tons loaded or discharged times the cost per ton stated in the charterparty to transport the cargo between these specific ports.
     Gross ton. A unit of volume measurement for the total enclosed space within a vessel equal to 100 cubic feet or 2.831 cubic meters used in arriving at calculation of gross tonnage.
     Handymax. Handymax vessels are drybulk vessels that have a cargo carrying capacity of approximately 40,000 to 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Vessels below 60,000 dwt are usually built with on-board cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure.
     Handysize. Handysize vessels have a cargo carrying capacity of approximately 10,000 to 39,999 dwt. These vessels carry exclusively minor bulk cargo. Increasingly, these vessels are operating on regional trading routes. Handysize vessels are well suited for small ports with length and draft restrictions that may lack the infrastructure for cargo loading and unloading.
     Hire. Money paid to the shipowner by a charterer for the use of a vessel under charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter, such payments are usually made monthly and are calculated on a 360 or 365 calendar year basis. Hire paid under a voyage charter is also known as “freight.”

     Hull. Shell or body of a ship.
     IMO. International Maritime Organization, a United Nations agency that issues international standards for seaborne transportation.
     Intermediate survey. The inspection of a vessel by a classification society surveyor that takes place between two and three years before and after each Special Survey for such vessel pursuant to the rules of international conventions and classification societies.
     ISM Code. The International Management Code for the Safe Operations and for Pollution Prevention, as adopted by the International Maritime Organization.
     Lightweight ton or “lwt.” The actual weight of a vessel without cargo, fuel or stores. A vessel’s lightweight is the physical weight of the vessel and represents the amount of steel recoverable in the vessel. The value of a vessel to a breaker is determined by multiplying the vessel’s lightweight by the price of scrap steel.
     Metric ton. A unit of weight equal to 1,000 kilograms.
     Newbuilding. A new vessel under construction or just completed.
     Off-hire. The period a vessel is unable to perform the services for which it is required under a charter. Off-hire periods typically include days spent undergoing repairs and dry-docking, whether or not scheduled.
     OPA. The United States of America Oil Pollution Act of 1990 (as amended).
     Operating days. Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
     Orderbook. The orderbook refers to the total number of currently placed orders for the construction of vessels or a specific type of vessel worldwide.
     Ownership days. The total number of calendar days in a period during which each vessel in a fleet was owned by its owner. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.
     Panamax. Panamax vessels have a cargo carrying capacity of approximately 60,000 to 79,999 dwt of maximum length, depth and draft capable of passing fully loaded through the Panama Canal. The ability of Panamax vessels to pass through the Panama Canal makes them more versatile than larger vessels. Panamax drybulk carriers carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers.
     Period charter. A period charter is an industry term referring to both time and bareboat charters that last for more than a single voyage.

     Pools. Pooling arrangements that enable participating vessels to combine their revenues. Vessels may be employed either exclusively in spot charters or a combination of spot and period charters. Pools are administered by the pool manager who secures employment for the participating vessels. The contract between a vessel in a shipping pool and the pool manager is a period charter where the charter hire is based on the vessel’s corresponding share of the income generated by all the vessels that participate in the pool. The corresponding share of every vessel in the pool is based on a pre-determined formula rating the technical specifications of each vessel. Pools have the size and scope to combine spot market voyages and time charters with freight forward agreements for hedging purposes to perform more efficient vessel scheduling thereby increasing fleet utilization.
     Protection and indemnity (or P&I) insurance. Insurance obtained through mutual associations (called “Clubs”). Clubs are formed by shipowners to provide liability indemnification protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.
     Scrapping. The disposal of old or damaged vessel tonnage by way of sale as scrap metal.
     Single-hull. A hull construction design in which a vessel has only one hull.
     SOLAS. The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.
     Special survey. An extensive inspection of a vessel by a classification society surveyor that takes place every five years, as part of the recertification of the vessel by a classification society. Special surveys require a vessel to be dry-docked.
     Spot charter. A charter under which a shipowner is paid freight on the basis of moving cargo from a loading port to a discharging port. The shipowner is responsible for paying both vessel operating expenses and voyage expenses. Typically, the charterer is responsible for any delay at the loading or discharging ports.
     Spot market. The market for immediate chartering of a vessel, usually for single voyages.
     TCE. Time charter equivalent, a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in dollars per day and is generally calculated by subtracting voyage expenses including bunkers and port charges, from voyage revenues and dividing the net amount (time charter equivalent revenues) by the operating days, including the trip to the loading port. TCE is a standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed during specific period.
     Time charter. A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port costs, canal charges and bunkers expenses. The vessel owner pays the vessel operating expenses, which include crew wages, insurance, technical maintenance costs, spares, stores and supplies and commissions on gross voyage revenues. Time charter rates are usually fixed during the term of the charter. Prevailing time charter rates fluctuate on a seasonal and year-to-year basis and may be substantially higher or lower from a prior time charter agreement when the subject vessel is seeking to renew the time charter agreement with the existing charterer or enter into a new time charter agreement with another charterer. Fluctuation in time charter rates are influenced by changes in spot charter rates.
     Ton. See “Metric ton.”

     Time charter trip. A time charter trip is a short-term time charter where the vessel performs a single voyage between load port(s) and discharge port(s) and the charterer pays a fixed daily hire rate usually on a semi-monthly basis for use of the vessel. The difference between a time charter trip and a voyage charter is only in the form of payment for use of the vessel and the respective financial responsibilities of the charterer and shipowner, as described under “Time charter” and “Voyage charter.”
     Vessel operating expenses. The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel costs, port expenses, agents’ fees, canal dues and extra war risk insurance, as well as commissions, which are included in “voyage expenses.” For a time charter, the shipowner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.
     Voyage charter. A voyage charter is an agreement to charter the vessel for an agreed per-ton amount of freight from specified loading port(s) to specified discharge ports. In contrast to a time charter, the vessel owner is required to pay substantially all of the voyage expenses, including port costs, canal charges and bunkers expenses, in addition to the vessel operating expenses.
     Voyage days. The total number of available days less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances other than off-hire days associated with major repairs, dry-dockings or special or intermediate surveys. The shipping industry uses voyage days to measure the number of days in a period during which vessels actually generate revenues.
     Voyage expenses. Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agents’ fees, canal dues and extra war risk insurance, as well as commissions.

PART II
Information Not Required in Prospectus
Other Expenses of Issuance and Distribution
     The following table sets forth the various expenses to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. All expenses of the offering, other than underwriting fees, discounts and commissions incurred by the selling shareholders, will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee	$
Printing expenses
Legal fees and expenses
NASDAQ listing fees
FINRA filing fee
Accounting fees and expenses
Transfer agent fees
Miscellaneous expenses

Total	$

Item 8: Indemnification of Directors and Officers.
     The Amended and Restated By-Laws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands provides as follows:
     Indemnification of directors and officers.
     (1)     Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (2)     Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     (3)     When director or officer is successful. To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     (4)     Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.
     (5)     Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
     (6)     Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (7)     Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9: Exhibits
     a.     Exhibits

Exhibit
No.	Exhibit Description	Where Filed

1.1	Form of Underwriting Agreement	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a report on Form 6-K in connection with the offering of securities
3.1	Amended and Restated Articles of Incorporation of FreeSeas Inc. (formerly known as Adventure Holdings S.A.)	Exhibit 3.1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on May 11, 2005 and incorporated herein by reference
3.2	Amended and Restated By-Laws of FreeSeas Inc. (formerly known as Adventure Holdings S.A.)	Exhibit 3.2 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on May 11, 2005 and incorporated herein by reference
3.3	First Amendment to the Amended and Restated Bylaws of FreeSeas Inc.	Exhibit 3.3 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1(File No. 333-145203) filed on October 15, 2007 and incorporated herein be reference
4.1	Specimen Common Stock Certificate	Exhibit 4.1 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
4.2	Form of Class A Warrant	Exhibit 4.2 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
4.3	Warrant dated as of May 8, 2007 issued to FS Holdings Limited	Exhibit 4.3 to Registrant’s Registration Statement on Form F-3 filed on August 3, 2007 and incorporated herein by reference
4.4	Warrant dated as of June 22, 2007 issued to FS Holdings Limited	Exhibit 4.4 to Registrant’s Registration Statement on Form F-3 filed on August 3, 2007 and incorporated herein by reference
4.5	Form of Class W Warrant	Exhibit 4.3 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
4.6	Form of Class Z Warrant	Exhibit 4.4 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference
4.7	Warrant Clarification Agreement dated May 10, 2007 between FreeSeas Inc. and American Stock Transfer & Trust Company	Exhibit 4.27 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006 and incorporated herein by reference

Exhibit
No.	Exhibit Description	Where Filed

4.8	Form of Management Stock Option Agreement	Exhibit 4.5 to Amendment No. 2 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on October 11, 2005 and incorporated herein by reference
4.9	Form of Senior Indenture	Filed herewith.
4.10	Form of Subordinated Indenture	Filed herewith.
4.11	Form of Senior Note	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a report on Form 6-K in connection with the offering of securities
4.12	Form of Subordinated Note	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a report on Form 6-K in connection with the offering of securities
4.13	Form of Common Stock Warrant Agreement	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a report on Form 6-K in connection with the offering of securities
4.14	Form of Preferred Stock Warrant Agreement	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a report on Form 6-K in connection with the offering of securities
4.15	Form of Debt Warrant	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a report on Form 6-K in connection with the offering of securities
5.1	Opinion of Reeder & Simpson P.C., Marshall Islands counsel to the Registrant, as to the validity of the shares of common stock	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a report on Form 6-K in connection with the offering of securities
12.1	Computation of Ratio of Earnings to Fixed Charges	Filed herewith.
21.1	Subsidiaries of the Registrant	Exhibit 21.1 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1(File No. 333-145203) filed on October 15, 2007 and incorporated herein be reference
23.1	Consent of Reeder & Simpson P.C.	Included in its opinion filed as Exhibit 5.1
23.2	Consent of PricewaterhouseCoopers S.A.	Filed herewith
24.1	Power of Attorney	Included on signature page of the registration statement

Exhibit
No.	Exhibit Description	Where Filed

25.1	Form T-1 Statement of Eligibility	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a report on Form 6-K in connection with the offering of securities
b.	Financial Statement Schedules
None.
Item 10. Undertakings.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to
Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Paragraphs 1(i), 1(ii) and 1(iii) above, do not apply if the information required to be included in a post-effective amendment is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement,
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement.

(6)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this Registration Statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(8)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(10)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules an regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piraeus, Country of Greece on March 25, 2008.

FREESEAS INC.
By:	/s/ Ion G. Varouxakis
Ion G. Varouxakis,
Chairman of the Board, Chief Executive Officer and President

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each Ion G. Varouxakis and Dimitris D. Papadopoulos his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Ion G. Varouxakis Ion G. Varouxakis	Chairman of the Board, Chief Executive Officer and President (Principal executive officer)	March 25, 2008
/s/ Dimitris D. Papadopoulos Dimitris D. Papadopoulos	Chief Financial Officer (Principal financial and accounting officer)	March 25, 2008
/s/ Kostas Koutsoubelis Kostas Koutsoubelis	Vice President, Treasurer and Director	March 25, 2008
/s/ Matthew McCleery Matthew McCleery	Director	March 25, 2008
Focko Nauta	Director	_____, 2008
/s/ Dimitrios Panagiotopoulos Dimitrios Panagiotopoulos	Director	March 26, 2008

Authorized U.S. Representative:
By:	/s/ A. Jeffry Robinson
Name:	A. Jeffry Robinson
Title:	President	March 26, 2008